Pricing Supplement No. 8      Dated December 14, 1998             Rule 424(b)(3)
CUSIP #:  15405CCD2                                          File No. 333-35235
(To Prospectus dated February 17, 1998)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series D
(Floating Rate)
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING
                SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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
Principal Amount:        $25,000,000                       Initial Interest Rate       7.03547%
Issue Price:             $25,000,000
                                                           Base Rate:              1-mo. LIBOR + 1.50%
Trade Date:               December 10, 1998                Federal Funds Rate      Prime Rate
Original Issue Date:      December 15, 1998                Treasury Rate           Other (see att.)
Maturity Date:            June 15, 2000                    Commercial Paper Rate
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
Form:     X   Book-Entry
              Certified       Interest Reset Period     Daily          Weekly              X   Monthly
              Both                                      Quarterly      Semi-Annually         Annually
Interest Determination Dates: Two London business days                              Spread (+/-):   + 1.50%
                              before interest payment date                          Spread Multiplier:
Interest Payment Period:      Monthly                                               Alternate Rate Event
Interest Payment Dates:       1st of each month                                     Spread
                              1st interest payment January 4, 1999                  Maximum Interest Rate:

                                                                                    Minimum Interest Rate:
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Index Maturity:     Monthly
Redemption:
                The Notes cannot be redeemed prior to maturity
         X      The Notes may be redeemed prior to maturity

                Redemption                                      Redemption
                   Date(s)                                         Price(s)
         03/01/99 and each payment date thereafter w/30 days notice   Par
Repayment:
         X The Notes cannot be repaid prior to maturity at the option of the holders thereof
                The Notes may be repaid prior to maturity at the option of the holders thereof

                Redemption                                       Redemption
                   Date(s)                                          Price(s)

Original Issue Discount Note:         Yes          X   No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

     As of the date of the issuance of the Series D Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, Series B, Series C and any Series D Notes), there will be $337 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A Notes, Series B Notes, Series C and the Series D Notes) outstanding.